Exhibit 10.1

RELEASE AGREEMENT

This is a binding Release Agreement (“Release”) between Robert J. McCarthy, Jr. (“Employee”) and F.N.B. Corporation and First National Bank of Pennsylvania, a national banking association (collectively, the “Company”), as successor employers to Parkvale Financial Corporation and Parkvale Savings Bank (collectively, “Parkvale”) pursuant to that certain Amended and Restated Employment Agreement between Employee and Parkvale dated as of December 20, 2007, as subsequently amended (the “Employment Agreement”). Employee and the Company, each intending to be legally bound hereby, and in consideration of the following mutual promises and covenants, the sufficiency of which is hereby acknowledged by both, agree as follows:

1. In exchange for cash severance in the amount of $2,196,062.80, which shall be paid (i) $500,000 on January 31, 2012, and (ii) $1,696,062.80 on the first day following the six-month anniversary of Employee’s separation from service, together with interest on such amount at 120% of the Applicable Federal short-term rate for January, 2012 (i.e., 0.23%) from January 31, 2012 to the date of payment, subject to the requirement that Employee execute and not revoke this Release within a maximum of sixty (60) days following his separation from service, and which severance Employee acknowledges is greater than the amount of severance calculated under the Employment Agreement upon a termination of Employee’s employment other than for Cause, as defined therein, Employee, on behalf of himself, his heirs, representatives, estates, dependents, executors, administrators, successors and assigns, hereby voluntarily, expressly, irrevocably and unconditionally releases and forever discharges Parkvale, the Company and its parents, subsidiaries, predecessors, affiliates, related companies, successors and assigns, and its and their respective benefits plans, and their past, present and future officers, directors, trustees, administrators, agents, attorneys, employees, and representatives, as well as the heirs, successors or assigns of any of such persons or such entities (severally and collectively called “Releasees”), jointly and individually, from any and all manner of suits, actions, causes of action, demands, damages and claims, known and unknown, that Employee has or ever had or which he may have against any of the Releasees for any acts, practices or events up to and including the Effective Date (as defined in Section 13 below) and the continuing effects thereof, it being the intention of Employee to effect a general release of all such claims. By executing this Release, Employee understands that he is releasing any and all claims under any possible legal, equitable, contract, tort or statutory theory, including but not limited to: (i) any and all claims arising from or relating to Employee’s employment with the Company and/or his separation from employment with the Company including, but not limited to, any and all claims under the Employment Agreement, any and all claims for breach of the Company’s policies, rules, regulations, or handbooks or for breach of express or implied contracts or express or implied covenants of good faith, and any and all claims in tort or contract such as wrongful discharge, defamation, slander, invasion of privacy, violation of public policy, or infliction of emotional distress; (ii) any and all claims for back pay, front pay, or for any kind of compensatory, special or consequential damages, punitive or liquidated damages, attorney’s fees, costs, disbursements or expenses of any kind whatsoever; (iii) any and all claims arising under federal, state, or local constitutions, laws, rules, regulations or common law prohibiting employment discrimination or retaliation based upon age, race, color, sex, religion, handicap or disability, national origin or any other protected category or characteristic, including, but not limited to, any and all claims arising under the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Pennsylvania Human Relations Act, the Americans with Disabilities Act, the Civil Rights Acts of 1866 and 1871, the Family and Medical Leave Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974 and/or under any other federal, state, or local human rights, civil rights, or employment discrimination statutes, ordinances, rules or regulations; and (iv) any and all other claims of any kind whatsoever that Employee has or may have against Releasees up to and including the date he signs this Release, excepting only:

(A)	the rights of Employee (i) relating to any stock options as of the date hereof (collectively, the “Equity Arrangements”), all of which were fully vested as of the Effective Time of the Merger as such terms are defined in the Agreement and Plan of Merger, dated as of June 15, 2011, among the Company and Parkvale (the “Merger Agreement”), and (ii) as a stockholder or investor of Parkvale or the Company;

(B)	the right of the Employee to receive COBRA continuation coverage in accordance with applicable law;

(C)	the rights, if any, to indemnification Employee may have under (i) applicable corporate law, (ii) the bylaws or articles of incorporation of Parkvale or the Company, (iii) any other agreement between Employee and Parkvale, (iv) as an insured under any director’s and officer’s liability insurance policy now or previously in force, or (v) Section 6.7 of the Merger Agreement;

(D)	the rights, if any, for any claims for vested benefits as of the Effective Time of the Merger under any and all tax-qualified and non-tax-qualified employee benefit plans of Parkvale or the Company, including without limitation the Parkvale Financial Corporation Amended and Restated Supplemental Executive Benefit Plan, the Parkvale Savings Bank Amended and Restated Executive Deferred Compensation Plan and the other non-qualified deferred compensation plans of Parkvale in which Employee is a participant, Parkvale’s 401(k) Plan, Parkvale’s Employee Stock Ownership Plan and the FNB 401(k) Plan; and

(E)	the rights, if any, of Employee under Section 8 of the Employment Agreement and the rights of Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees to payment of the severance provided hereunder and amounts provided under Section 8 of the Employment Agreement, if any, if the Executive dies before payment of the same.

Employee acknowledges that he has neither filed, nor assigned the rights or ability to file, any claims or causes of action of any kind, including without limit those identified in this paragraph, against the Company. Employee does not waive, nor shall this Release be construed to waive, any claim by Employee to any right which is not subject to waiver as a matter of law, or any right which arises after the date Employee executes this Release. The Parties understand that this Release does not prohibit Employee from filing an administrative charge under certain statutes including Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act and the Equal Pay Act. Employee, however, waives the right to monetary or other recovery should any federal, state or local administrative agency pursue any claims on his behalf arising out of relating to his employment with and/or separation from employment with Company or any of the other Releasees.

Employee specifically releases all Releasees from any and all claims or causes of action for the fees, costs, expenses and interest of any and all attorneys who have at any time prior to the date hereof or are now representing Employee in connection with this Release and/or in connection with any matters released in this Release.

2. This Release shall not constitute or be construed as an admission of any liability or wrongdoing by the Company. Employee expressly understands and agrees that by negotiating and/or entering into this Release, the Company in no way is admitting to having violated any of Employee’s rights or to having violated any of the duties or obligations owed to Employee or to having engaged in any conduct in violation of the law. The Company, in fact, affirmatively states that it treated Employee in full accord with the law at all times. Further, Employee understands and agrees that the Company will not be obligated in any way to provide him with future employment and Employee agrees not to seek any such employment or reemployment.

3. Employee acknowledges that he has not relied on any statements or representations by any Released Party with respect to the tax treatment of the payments or benefits described in this Agreement. In the event that any taxing body determines that the tax treatment of these payments or benefits was improper, Employee acknowledges and assumes all responsibility for the payment of any such taxes and hereby agrees to indemnify and hold the Company harmless for the payment of such taxes, the failure to withhold, and interest or penalties imposed thereon, except as set forth in the Tax Indemnification Agreement between the Company and the Employee dated as of December 29, 2011 and except as set forth in Section 8 of the Employment Agreement.

4. Employee agrees to cooperate fully with the Company, its counsel and other representatives with respect to any and all legal disputes involving matters arising during Employee’s employment in which Employee was involved or in which Employee is knowledgeable of relevant information including, but not limited to, testifying in depositions and court proceedings and cooperating with the Company’s attorneys and consultants in any audits or internal investigations. Nothing in this Release shall be construed to impair or inhibit Employee from testifying truthfully and fully in any legal proceeding.

5. The parties agree that the language of all parts of this Release shall in all cases be construed as a whole, according to the fair meaning, and not strictly for or against any party.

6. The parties hereto further understand, covenant and agree that the terms and conditions of this Release constitute the full and complete understandings, agreements and arrangements of the parties with respect to the subject matter hereto and that there are no agreements, covenants, promises or arrangements other than those set forth.

7. Any subsequent alteration in or variance from any term or condition of this Release shall be effective only if in writing, provided that the Company may alter terms or conditions to the extent it deems necessary to comply with applicable laws.

8. This Release shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the principles of conflicts of law thereof, except as preempted by federal law. This Release shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, successors and permitted assigns.

9. Employee shall make no assignment of any released claims, and he hereby warrants that no such assignment has been made.

10. If any court, arbitrator, or other authority determines that any term, condition, clause, or other provision of this Release is void or invalid, it, he, or she will have discretion to modify such term, condition, clause, or other provision of this Release to make it valid, or, alternatively, if it, he, or she declines to make such a modification and leaves it invalid, the remaining portions of this Release will remain in full force and effect, at the Company’s sole option.

11. Employee and Company waive any right to a court (including jury) proceeding and instead agree to submit any dispute over the application, interpretation, validity, or any other aspect of this Release to binding arbitration consistent with the application of the Federal Arbitration Act and the procedural rules of the American Arbitration Association (“AAA”) before an arbitrator who is a member of the National Academy of Arbitrators (“NAA”) out of a panel of eleven (11) arbitrators to be supplied by the AAA. Any such arbitration would occur in Pittsburgh, Pennsylvania.

12. Employee acknowledges that he has been given the opportunity to consider this Release for at least forty-five (45) days, which is a reasonable period of time, and that he has been advised to consult with an attorney in relation thereto prior to signing this Release. Employee further acknowledges that he has had a full and fair opportunity to confer with an attorney, that he has carefully read and fully understands all of the provisions of the Release, and that he has executed it KNOWINGLY AND VOLUNTARILY, of his own free will, act and deed without coercion and with knowledge of the nature and consequences thereof. If Employee elects to execute this Release in less than forty-five (45) days, he acknowledges that he has thereby waived his right to the full forty-five (45) day period. Employee agrees that any modifications, material or otherwise, made to this Release do not restart or affect in any manner the original forty-five (45) calendar day consideration.

Employee acknowledges that, to facilitate his consideration of this Release, Employee received written information, in the form of an “OWBPA Disclosure List”, regarding the decisional unit, the eligibility factors, and the time limits applicable for receipt of the severance offered by the Company. Employee also acknowledges the receipt of information on the “OWBPA Disclosure List” relating to the job titles and ages of individuals who are eligible for severance and the ages of such similarly situated employees who are not eligible.

13. For a period of seven (7) calendar days following the execution of this Release, Employee may revoke this Release by delivery of a written notice revoking the same within that seven (7) day period to F.N.B. Corporation, Attention: Corporate Counsel, 1 F.N.B. Boulevard, Hermitage, Pennsylvania 16148. This Release shall not become effective or enforceable until said seven (7) day revocation period has expired. The date of expiration of such revocation period is referred to herein as the “Effective Date.” The Company shall have no obligation to pay any sums or perform any actions under this Release, including under Paragraph 1, until eight (8) days after receipt of a fully executed copy of the Release, which has not been revoked.

Statement by the Employee Signing Below. By signing this Release, I acknowledge that Parkvale and the Company have advised and encouraged me to consult with an attorney prior to executing this Release. I have carefully read and fully understand the provisions of this Release and have had sufficient time and opportunity (a period of at least forty-five (45) days) to consult with my personal tax, financial and legal advisors prior to executing this Release, and I intend to be legally bound by its terms.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the dates written below.

Dated: January 31, 2012	/s/ Robert J. McCarthy, Jr.

Robert J. McCarthy, Jr.
Dated: January 31, 2012	F.N.B. Corporation By /s/Vincent J. Delie, Jr.

Name: Vincent J. Delie, Jr. Title: Chief Executive Officer
Dated: January 31, 2012	First National Bank of Pennsylvania By /s/Vincent J. Delie, Jr.

Name: Vincent J. Delie, Jr. Title: Chief Executive Officer